Exhibit 99.1
For Immediate Release
Mediacom Communications Announces Date
For Special Meeting of Stockholders
Middletown, New York — February 3, 2010 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) (“Mediacom” or the “Company”) announced today that it will hold a special meeting of stockholders on March 4, 2011 to vote on its proposed merger with an entity created by its founder, Chairman and Chief Executive Officer, Rocco B. Commisso, pursuant to which all outstanding shares of Mediacom common stock that Mr. Commisso does not already own will be converted into $8.75 per share in cash.
Mediacom stockholders of record at the close of business on January 14, 2011 will be entitled to notice of the special meeting and to vote on the proposal. The special meeting will be held at 10:00 a.m. ET at the offices of SNR Denton US LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York. Mediacom will mail its definitive proxy statement to its stockholders on or before February 4, 2011.
Mediacom has filed a definitive proxy statement describing the proposed transaction with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND ITS PARTICIPANTS. Stockholders may obtain a free copy of the definitive proxy statement and other documents filed by Mediacom at the SEC’s Web site (www.sec.gov) and from Mediacom.
About Mediacom Communications Corporation
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. For more information about Mediacom Communications, please visit www.mediacomcc.com.

Contacts:
Investor Relations	Media Relations
Calvin G. Craib	Thomas J. Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754
Mediacom Communications Corporation
100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639